THIRD AMENDMENT TO

FUND SERVICES AGREEMENT

THIS THIRD Amendment TO FUND SERVICES AGREEMENT (this “Amendment”) is effective as of April 1, 2020, and is made by and between Gemini Fund Services, LLC, a Nebraska limited liability company (“GFS”), and Northern Lights Fund Trust II, a Delaware statutory trust (the “Trust”).

WHEREAS, GFS and the Trust are parties to that certain Fund Services Agreement dated May 17, 2011, as amended (the “Agreement”); and

WHEREAS, the U.S. Securities and Exchange Commission has adopted new rules and forms to modernize the reporting and disclosure of information by registered investment companies (the “Reporting Modernization Rules”); and

WHEREAS, GFS seeks the Trust’s approval of additional fees associated with the preparation and filing of Forms N-PORT and N-CEN as required by the Reporting Modernization Rules to cover the increased cost to GFS of providing such services; and

WHEREAS, the Trust’s Board of Trustees is agreeable to the aforementioned additional fees.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.       Amendments.

(a)	Appendix IV to the Agreement hereby is amended by deleting in its entirety paragraph d. under Fund Administration Fees, Section 3 and replacing it with the following new paragraph d.:

d.       Reporting Modernization fees.

[REDACTED – schedule has been excluded because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed]

2.	Miscellaneous.

(a)       Except as hereby amended, the Agreement shall remain in full force and effect.

(b)       This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST II By: /s/ Kevin Wolf Name: Kevin Wolf Title: President	GEMINI FUND SERVICES, LLC By: /s/ Gary Tenkman Name: Gary Tenkman Title: Chief Executive Officer